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                                                                       EXHIBIT 5

             Opinion and Consent of Brobeck, Phleger & Harrison LLP


                                  July 21, 1998



ENCAD, Inc.
6059 Cornerstone Court West
San Diego, CA  92121


           Re:      ENCAD, Inc. (the "Company")
                    Registration Statement for Registration
                    of 765,000 Shares of Common Stock


Ladies and Gentlemen:

           In connection with your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 575,000 shares of Common Stock of ENCAD, Inc. (the "Company") under the Company's 1998 Stock Option Plan ("1998 Plan"), (ii) 115,000 shares of Common Stock of the Company under the Company's 1997 Supplemental Stock Option Plan, as amended ("1997 Supplemental Plan"), and (iii) 75,000 shares of Common Stock of the Company under a Non-Statutory Stock Option Agreement ("Option Agreement"), we advise you that, in our opinion, if and when such shares have been issued and sold (and the consideration therefore received) pursuant to the provisions of the 1998 Plan, the 1997 Supplemental Plan or the Option Agreement, respectively, and in accordance with the Registration Statement, such shares will be duly-authorized, validly-issued, fully-paid and non-assessable shares of the Company's Common Stock.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,


                                              /s/
                                              BROBECK, PHLEGER & HARRISON LLP